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                                                                   EXHIBIT 99.3

                                 PRESS RELEASE
                             FOR IMMEDIATE RELEASE


DALLAS, TEXAS                                    NASDAQ STOCK SYMBOL-URIX
July 23, 1996

                            URANIUM RESOURCES, INC.
                     ANNOUNCES SECOND QUARTER 1996 RESULTS

     Uranium Resources, Inc. ("URI") announced its return to profitability for the quarter ended June 30, 1996. The profits achieved in the most recent quarter also brought the Company's year to date results into the black for the first half of the year. The three months ended June 30, 1996 saw net income of $660,000 or $0.06 per share compared to the same quarter of last year which posted net income of $1,047,000 or $0.12 per share. The results for the six month period ending June 30, 1996 reflected net income of $298,000 or $0.03 per share compared to a loss for the first half of 1995 of ($938,000) or ($0.12) per share.

     Revenues in the second quarter of this year increased to $5,440,000 from $5,238,000 in the same period in 1995 and earnings from operations for the quarter ending June 30, 1996 were $908,000 or $471,000 below the same quarter of 1995. These results reflected higher uranium deliveries this quarter, offset by lower average sales prices and higher cost of sales. Sales volumes increased from 305,000 pounds in the second quarter of 1995 to 331,000 pounds in 1996. Sales prices in the quarter however, decreased from $17.16 per pound in 1995 to $16.45 per pound in 1996. Second quarter 1995 deliveries included 55,000 pounds of uranium at a price of $27.80 reflecting the final delivery under a long-term contract. Cost of sales for the second quarter of 1996 increased by over $700,000 reflecting sales of produced uranium in 1996 at costs of approximately $10.50 per pound compared to sales during the same quarter of 1995 of purchased uranium with a cost of $9.25 per pound.

     Revenue for the first half of 1996 totaled $7,771,000 compared to $6,489,000 for the first six months of 1995. The increased sales for the first six months of 1996 also resulted from higher deliveries this year at lower average prices when compared to the same period in 1995. Earnings from operations for the six months ended June 30, 1996 were $1,480,000 higher than those of the same period in 1995. This increase resulted primarily from significant charges ($1,781,000) that were incurred last year related to both the termination of a joint venture and losses attributable to unauthorized transfers made in 1995, which was somewhat offset by higher cost of sales reflected in the first half of 1996 compared to 1995. Uranium sales in the first six months of 1995 consisted primarily of purchased uranium, whereas the uranium sales in the first half of this year were primarily URI produced pounds.

     Commenting on the results, Paul K. Willmott, Chairman and CEO, said, "The earnings achieved this quarter coincides directly with the increased uranium deliveries that were made compared to the first quarter of the year. The total deliveries to date in 1996 of nearly 490,000 pounds comprises approximately 39% of URI's currently contracted deliveries for this year. Included in the 1996 deliveries now under contract, is an additional matched sale contract finalized in the second quarter of this year for a December 1996 delivery of 150,000 pounds. This new contract along with a contract now in negotiation will fully utilize URI's 1996 matched sales quota. In addition, a non-matched sale contract was also executed during the quarter with deliveries beginning in the first quarter of 1997 representing expected revenues (unescalated) of over $6 million dollars on deliveries of over 350,000 pounds between 1997 and 1999."

     Mr. Willmott, commenting on the Company's second quarter uranium production, said, "The second quarter of 1996 saw URI increase production in South Texas with the startup of its Kingsville Dome facility. Combined production from our Kingsville Dome and Rosita facilities for the quarter totaled approximately 429,000 pounds with Kingsville Dome production exceeding that originally projected and Rosita output lower than planned. The costs of production at each of these sites remains within the projected ranges for operating each facility, with Rosita's full-up production costs for the quarter in the $10-$11 per pound range and comparable production costs at Kingsville Dome were in the $11-$12 per pound range. The production levels achieved in the quarter from these two sites in South Texas put the Company on a pace to produce between 1.5 and 1.6 million pounds of uranium in 1996."

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                            URANIUM RESOURCES, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       (IN 000'S EXCEPT  PER SHARE DATA)

                                 (U.S. DOLLARS)

                                               Three Months Ended    Three Months Ended
                                                    June 30,              June 30,
                                              --------------------    --------------------
                                                1996        1995        1996        1995
                                              --------    --------    --------    --------
REVENUES FROM URANIUM SALES:
 Produced uranium                             $  5,399    $     25    $  6,786    $     25
 Purchased uranium                                  41       5,213         985       6,464
                                              --------    --------    --------    --------
  Total revenues                                 5,440       5,238       7,771       6,489
                                              --------    --------    --------    --------
COST OF URANIUM SALES:
 Purchased uranium                                   6       2,806         586       3,419
 Royalties                                         329           1         435           1
 Produced uranium (including standby costs)      3,484         304       4,727         591
 Loss on termination of joint venture             --          --          --         1,001
 Loss on transfer to stockholder                  --          (300)       --           780
CORPORATE EXPENSES                                 713       1,048       1,537       1,691
                                              --------    --------    --------    --------
  Total costs and expenses                       4,532       3,859       7,285       7,483
                                              --------    --------    --------    --------
EARNINGS (LOSS) FROM OPERATIONS                    908       1,379         486        (994)
INTEREST EXPENSE, NET                             (134)       (155)       (237)       (310)
INTEREST AND OTHER INCOME                           50          83         123         131
                                              --------    --------    --------    --------
EARNINGS (LOSS) BEFORE INCOME TAXES                824       1,307         372      (1,173)
FEDERAL INCOME TAX EXPENSE (BENEFIT)               164         260          74        (235)
                                              --------    --------    --------    --------
NET INCOME (LOSS)                             $    660    $  1,047    $    298    $   (938)
                                              ========    ========    ========    ========
EARNINGS (LOSS) PER SHARE:
 Primary                                      $   0.06    $   0.13    $   0.03    $  (0.12)
                                              ========    ========    ========    ========
 Fully Diluted                                $   0.06    $   0.12    $   0.03    $  (0.12)
                                              ========    ========    ========    ========

     Revenues, earnings from operations and net income for the Company can fluctuate significantly on a quarter to quarter basis during the year because of the timing of deliveries requested by its utility customers. Accordingly, operating results for any quarter or year-to-date period are not necessarily comparable and may not be indicative of the result which may be expected for future quarters or the entire year.

Uranium Resources, Inc. is a Dallas based uranium mining company, whose shares trade on the National Market System under the Symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium reserves in South Texas and New Mexico.


               CONTACTS:  Paul K. Willmott, President, or
                          Thomas H. Ehrlich, Vice President - CFO
                          Uranium Resources, Inc.
                          (214) 387-7777


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